InspireMD’s CGuard™ EPS Prominently Featured at the 10th International Congress of the Polish Society for Vascular Surgery

Study results presented from 46 patients treated over two years with zero complications

President of the Polish Society for Vascular Surgery presented clinical cases illustrating the advantages of CGuard™ EPS

Tel Aviv, Israel— June 18, 2018 - InspireMD, Inc. (NYSE AMER:NSPR), a leader in embolic prevention systems (EPS) / thrombus management technologies and neurovascular devices, today announced that study results on its CGuard™ EPS were presented at the 10th International Congress of the Polish Society for Vascular Surgery by Dr. Jan Jakub Kęsik. Dr Kecik, from Lublin Medical University Hospital, presented an overview study of his experience with CGuard™ EPS, which included 46 patients with 100% procedural success, 0% clinical complications, 0% MACNE, and 0% instent restenosis. The presentation featured the advantages of the CGuard™ EPS covered with the company’s proprietary MicroNetTM PET fiber versus the metallic dual layer Roadsaver® and other conventional carotid stents.

Additionally, Prof. Piotr Szopiński, President of the Polish Society for Vascular Surgery also spoke about his positive experiences with CGuard™ EPS and presented pre-recorded illustrative carotid procedures performed with the product. The Company’s local distributor in Poland, Arteriae Sp., also hosted a booth that featured CGuardTM EPS at the conference that was well attended.

“We are pleased with the continued and growing favorable response to CGuard™ EPS by vascular surgeons as was seen at the 10th International Congress of the Polish Society for Vascular Surgery,” commented James Barry, PhD, Chief Executive Officer of InspireMD. “We appreciate the support from Dr. Kecik and Professor Szopiński who are both vascular surgeons and highlighted the advantages of CGuard™ EPS in their respective presentations. Dr. Kecik’s study, which included 46 patients with zero complications, adds to the growing body of evidence supporting the advantages of CGuard™ EPS versus conventional and alternative stents. This is just another example of how CGuardTM EPS is becoming a primary solution for surgeons who might otherwise be considering surgery for their patients with carotid artery disease.”

The 10th International Congress of the Polish Society for Vascular Surgery is one of the premier European medical conferences covering the field of vascular surgery with over 400 attendees. The event was hosted by the Polish Society of Vascular Surgery, an organization aimed at advancements in the field of vascular surgery, dissemination of knowledge and the exchange of experiences among individuals and organizations in the field.

About InspireMD, Inc.

InspireMD seeks to utilize its patented MicroNet™ technology to make its products the industry standard for embolic protection and to provide a superior solution to the key clinical issues of current stenting in patients with a high risk of distal embolization, no reflow and major adverse cardiac events.

InspireMD intends to pursue applications of this MicroNet technology in coronary, carotid (CGuard™), neurovascular, and peripheral artery procedures. InspireMD’s common stock is quoted on the NYSE American under the ticker symbol NSPR and certain warrants are quoted on the NYSE American under the ticker symbol NSPR.WS.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) market acceptance of our existing and new products, (ii) negative clinical trial results or lengthy product delays in key markets, (iii) an inability to secure regulatory approvals for the sale of our products, (iv) intense competition in the medical device industry from much larger, multinational companies, (v) product liability claims, (vi) product malfunctions, (vii) our limited manufacturing capabilities and reliance on subcontractors for assistance, (viii) insufficient or inadequate reimbursement by governmental and other third party payers for our products, (ix) our efforts to successfully obtain and maintain intellectual property protection covering our products, which may not be successful, (x) legislative or regulatory reform of the healthcare system in both the U.S. and foreign jurisdictions, (xi) our reliance on single suppliers for certain product components, (xii) the fact that we will need to raise additional capital to meet our business requirements in the future and that such capital raising may be costly, dilutive or difficult to obtain and (xiii) the fact that we conduct business in multiple foreign jurisdictions, exposing us to foreign currency exchange rate fluctuations, logistical and communications challenges, burdens and costs of compliance with foreign laws and political and economic instability in each jurisdiction. More detailed information about the Company and the risk factors that may affect the realization of forward looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investor Contacts:

InspireMD, Inc.

Craig Shore

Chief Financial Officer

Phone: 1-888-776-6804 FREE

Email: craigs@inspiremd.com

Crescendo Communications, LLC

David Waldman

Phone: (212) 671-1021

Email: NSPR@crescendo-ir.com